Exhibit 16.1
April 4, 2023

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by Athene Annuity and Life Company pursuant to Item 304(a)(1) of Regulation S-K (copy attached), which we understand will be filed with the Securities and Exchange Commission as part of the Registration Statement on Form S-1 of Athene Annuity and Life Company dated April 4, 2023. We agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

Des Moines, Iowa
Attachment

PricewaterhouseCoopers LLP, Hub Tower, 699 Walnut Street, Des Moines Iowa 50309
T: (515) 246 3800, www.pwc.com/us